Exhibit 99.1

Cognex Reports Third Quarter 2023 Results

NATICK, Mass.--(BUSINESS WIRE)--October 31, 2023--Cognex Corporation (NASDAQ: CGNX) today reported financial results for the third quarter of 2023. Table 1 below shows selected financial data for Q3-23 compared with Q3-22, and for the first nine months of 2023 compared with the same period in 2022.

“We delivered third quarter revenue, gross margin and operating expenses in line with our guidance,” said Robert J. Willett, CEO of Cognex. “Business conditions continue to be difficult. The operating environment remains similar to what we saw last quarter across each of our end markets.”

Mr. Willett continued, “While we manage through a challenging operating environment, we continue to stay focused on long-term growth and take important steps to execute our strategy. In the third quarter, we grew our served market as we entered two important adjacent markets – the vision sensor market with our In-Sight SnAPP Sensor launch and the optical components market through the acquisition of Moritex. These two initiatives expand our served market size by $1.5 billion, and are expected to represent strong, operating margin accretive growth areas for Cognex.”

Table 1
(Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q3-23	$197,241	$18,916	$0.11	$0.16
Prior year’s quarter: Q3-22	$209,622	$33,980	$0.19	$0.21
Change: Q3-23 to Q3-22	(6)%	(44)%	(42)%	(24)%
Year-to-Date Comparisons
Nine months ended Oct. 1, 2023	$640,877	$102,005	$0.59	$0.61
Nine months ended Oct. 2, 2022	$766,657	$160,214	$0.91	$1.03
Change from first nine months of 2023 to first nine months of 2022	(16)%	(36)%	(35)%	(41)%
* A reconciliation of net income per share from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Details of the Quarter

Statement of Operations Highlights – Q3 2023

  Revenue decreased by 6% from Q3-22. This decrease was due primarily to lower revenue from consumer electronics, which was impacted by project timing and softer demand, particularly in China. The semiconductor capital equipment market remains in a downcycle, and Cognex is continuing to experience soft investment by customers across many of its other end markets.
  Gross margin was 72% for Q3-23 compared to 73% for Q3-22. The decrease was due to a less favorable product and industry mix in Q3-23 offset by a reduction in inventory sourced through brokers compared to a year ago.
  Research, Development, & Engineering (RD&E) expenses decreased by 4% from Q3-22. The decrease was due to lower incentive compensation expenses.
  Selling, General & Administrative (SG&A) expenses increased by 9% from Q3-22. The increase was due to employee-related expenses for the company’s Emerging Customer initiative and transaction costs related to the acquisition of Moritex Corporation. These increases were partially offset by tight management of discretionary spending and lower incentive compensation expenses.
  Cognex recorded a pre-tax gain of $2.8 million in Q3-23 and a pre-tax charge of $2.9 million in Q3-22 related to the previously disclosed June 2022 fire at the company’s contract manufacturer.
  The foreign currency loss reported by Cognex in Q3-23 included $8.5 million on the settlement of a foreign currency forward contract that hedged the company’s ¥40 billion obligation to buy Moritex Corporation.
  The effective tax rate was 30% in Q3-23 and 14% in Q3-22 on a GAAP basis, and 18% and 15%, respectively, on a non-GAAP basis. A reconciliation of the effective tax rate from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Balance Sheet Highlights – October 1, 2023

  Cognex’s financial position as of October 1, 2023 continued to be strong, with $846 million in cash and investments and no debt. In the first nine months of 2023, Cognex generated $98 million in cash from operations. In addition, the company spent $60 million to repurchase its common stock and paid $36 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.
  After the balance sheet date, Cognex acquired all the outstanding shares of Moritex Corporation on October 18, 2023, in an all-cash transaction for ¥40 billion, or approximately $270 million based on closing-date foreign exchange rates.

Financial Outlook – Q4 2023

  Cognex expects revenue to be between $175 million and $195 million. This includes an expected $5 million to $7 million for approximately six weeks of revenue from Moritex Corporation. This range is relatively consistent on a sequential basis with Q3-23, reflecting the difficult business environment that Cognex is currently experiencing.
  Gross margin is expected to be approximately 70% on a non-GAAP basis, primarily due to continued operating deleverage and an expected unfavorable revenue mix.
  Operating expenses are expected to increase by low single digits on a non-GAAP basis due to the timing of incentive compensation and the addition of Moritex, partially offset by continued diligent cost management.
  Cognex expects to record one-time charges totaling approximately $15 million related primarily to the Moritex acquisition. Of this total, the two largest components are acquisition expenses and a charge to cost of revenue for an increase in Moritex inventory to fair market value.
  The effective tax rate is expected to be 16% on a non-GAAP basis.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process and in its review of operating results. Non-GAAP presentations exclude certain one-time discrete events, such as transaction costs related to an acquisition, items related to a fire, a loss on a foreign exchange forward contract entered to hedge the purchase price of an acquisition, and discrete tax items (because they are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Cognex also uses results on a constant-currency basis as one measure to evaluate its performance and compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 12:30 p.m. EDT today and will be available until 11:59 p.m. EDT on Friday, November 3, 2023. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13741658.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation invents and commercializes technologies that address some of the most critical manufacturing and distribution challenges. We are a leading global provider of machine vision products and solutions that improve efficiency and quality in high-growth-potential businesses across attractive industrial end markets. Our solutions blend physical products and software to capture and analyze visual information, allowing for the automation of manufacturing and distribution tasks for customers worldwide. Machine vision products are used to automate the manufacturing or distribution and tracking of discrete items, such as mobile phones, electric vehicle batteries and e-commerce packages, by locating, identifying, inspecting, and measuring them. Machine vision is important for applications in which human vision is inadequate to meet requirements for size, accuracy, or speed, or in instances where substantial cost savings or quality improvements are maintained.

Cognex is a world leader in the machine vision industry, having shipped more than 4 million image-based products, representing over $10 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “potential,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, the integration and expected results from acquired businesses, including Moritex Corporation, customer demand and order rates and timing of related revenue, managing supply shortages, delivery lead times, future product mix, research and development activities, sales and marketing activities, new product offerings and product development activities, cost management, capital expenditures, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities (including entry into new markets and our “Emerging Customer” sales initiative), and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the reliance on key suppliers, such as our primary contract manufacturer, to manufacture and deliver products; (2) delays in the delivery of our products, the failure to meet delivery schedules, and resulting customer dissatisfaction or loss of sales; (3) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (4) the failure to effectively manage product transitions or accurately forecast customer demand which could result in excess or obsolete inventory and resulting charges; (5) the inability to manage disruptions to our distribution centers or to our key suppliers; (6) the expected impact of the fire at our primary contract manufacturer’s plant and related recoveries; (7) the inability to design and manufacture high-quality products; (8) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive industries; (9) information security breaches; (10) the failure to comply with laws or regulations relating to data privacy or data protection; (11) the inability to protect our proprietary technology and intellectual property; (12) the inability to attract and retain skilled employees and maintain our unique corporate culture; (13) the inability to keep pace with the rapid rate of technological change and customer demands in the high-technology marketplace, the inability to develop and introduce new products to the market in a successful and timely manner, and the technological obsolescence of current products; (14) the failure to properly manage the distribution of products and services, including the management of lead times and delivery dates; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses, including Moritex Corporation; (17) potential disruptions in our business systems; (18) potential impairment charges with respect to our investments or acquired intangible assets; (19) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (20) fluctuations in foreign currency exchange rates and the use of derivative instruments; (21) unfavorable global economic conditions, including increases in interest rates and high inflation rates; (22) business disruptions from natural or man-made disasters, such as fire, or public health issues; (23) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes with China, the Russia-Ukraine war, and the Israel-Hamas war; (24) exposure to potential liabilities, increased costs, reputational harm, and other adverse effects associated with expectations relating to environmental, social, and governance considerations; (25) stock price volatility; and (26) our involvement in time-consuming and costly litigation or activist shareholder activities; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022 and Form 10-Q for the fiscal quarter ended October 1, 2023. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three-months Ended		Nine-months Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
	(unaudited)		(unaudited)
Revenue	$197,241	$209,622	$640,877	$766,657
Cost of revenue (1)	54,467	57,383	174,680	214,316
Gross margin	142,774	152,239	466,197	552,341
Research, development, and engineering expenses (1)	32,580	33,954	104,707	103,999
Selling, general, and administrative expenses (1)	82,307	75,371	248,767	236,156
Loss (recovery) from fire (Note 17)	(2,750)	2,891	(5,250)	20,294
Operating income	30,637	40,023	117,973	191,892
Foreign currency gain (loss)	(8,699)	(1,880)	(9,910)	(4,367)
Investment income	4,891	1,416	12,573	4,389
Other income (expense)	173	(214)	358	(450)
Income before income tax expense	27,002	39,345	120,994	191,464
Income tax expense	8,086	5,365	18,989	31,250
Net income	$18,916	$33,980	$102,005	$160,214

Net income per weighted-average common and common-equivalent share:
Basic	$0.11	$0.20	$0.59	$0.92
Diluted	$0.11	$0.19	$0.59	$0.91

Weighted-average common and common-equivalent shares outstanding:
Basic	172,169	173,256	172,408	173,640
Diluted	173,354	174,327	173,659	175,233

Cash dividends per common share	$0.070	$0.065	$0.210	$0.195

(1) Amounts include stock-based compensation expense, as follow:

	Three-months Ended		Nine-months Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
	(unaudited)		(unaudited)
Cost of revenue	$435	$468	$1,497	$1,513
Research, development, and engineering	3,459	4,209	12,657	12,508
Selling, general, and administrative	8,471	8,689	27,364	27,398
Total stock-based compensation expense	$12,365	$13,366	$41,518	$41,419

Exhibit 2

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP*
(Unaudited)
(in thousands, except per share amounts)

	Three-months Ended		Nine-months Ended
	Oct. 1, 2023	Oct. 2, 2022	Oct. 1, 2023	Oct. 2, 2022

Revenue	$197,241	$209,622	$640,877	$766,657
Cost of revenue	54,467	57,383	174,680	214,316
Gross margin	142,774	152,239	466,197	552,341
Total operating expenses (GAAP)	112,137	112,216	348,224	360,449
Operating income (GAAP)	$30,637	$40,023	$117,973	$191,892
Percentage of revenue (GAAP)	16%	19%	18%	25%
Adjustments to operating expenses:
Moritex acquisition costs	1,170	-	1,784	-
Loss (recovery) from fire	(2,750)	2,891	(5,250)	20,294
Total operating expenses (Non-GAAP)	113,717	109,325	351,690	340,155
Operating income (Non-GAAP)	$29,057	$42,914	$114,507	$212,186
Percentage of revenue (Non-GAAP)	15%	20%	18%	28%
Other income (expense) (GAAP)	(3,635)	(678)	3,021	(428)
Adjustments to other income (expense):
Foreign currency gain (loss) on forward contract to hedge Moritex purchase price	(8,456)	-	(8,456)	-
Other income (expense) (Non-GAAP)	4,821	(678)	11,477	(428)
Income before income tax expense (GAAP)	27,002	39,345	120,994	191,464
Income tax expense (GAAP)	8,086	5,365	18,989	31,250
Effective tax rate (GAAP)	30%	14%	16%	16%
Net income (GAAP)	$18,916	$33,980	$102,005	$160,214
Income before income tax expense (Non-GAAP)	33,878	42,236	125,984	211,758
Adjustments to income tax expense:
Tax effect of adjustments to operating expenses	184	(928)	461	(3,368)
Tax effect of adjustments to other income (expense)	(2,080)	-	(2,080)	-
Adjustments due to discrete tax (benefit) expense	4,035	(2)	840	3,984
Income tax expenses (Non-GAAP)	5,947	6,295	19,769	30,634
Effective tax rate (Non-GAAP)	18%	15%	16%	14%
Net income (Non-GAAP)	$27,931	$35,941	$106,215	$181,124

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.11	$0.19	$0.59	$0.91
Per share impact of non-GAAP adjustments identified above	0.05	0.02	0.02	0.12
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.16	$0.21	$0.61	$1.03
Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	173,354	174,327	173,659	175,233

*Non-GAAP information in prior periods has been restated to reflect a different presentation format or calculation. There have been no changes to previously reported GAAP figures.

Exhibit 3

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 1, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$395,501	$181,374
Current investments, amortized cost of $120,831 and $223,545 in 2023 and 2022, respectively, allowance for credit losses of $0 in 2023 and 2022	117,147	218,759
Accounts receivable, allowance for credit losses of $580 and $730 in 2023 and 2022, respectively	130,542	125,417
Unbilled revenue	1,588	2,179
Inventories	133,866	122,480
Prepaid expenses and other current assets	68,347	67,490
Total current assets	846,991	717,699
Non-current investments, amortized cost of $349,060 and $476,148 in 2023 and 2022, respectively, allowance for credit losses of $0 in 2023 and 2022	332,991	454,117
Property, plant, and equipment, net	82,965	79,714
Operating lease assets	66,760	37,682
Goodwill	241,042	242,630
Intangible assets, net	9,986	12,414
Deferred income taxes	403,013	407,241
Other assets	6,151	6,643
Total assets	$1,989,899	$1,958,140

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,053	$27,103
Accrued expenses	79,121	93,235
Accrued income taxes	19,302	18,129
Deferred revenue and customer deposits	40,246	40,787
Operating lease liabilities	7,982	8,454
Total current liabilities	169,704	187,708
Non-current operating lease liabilities	60,450	31,298
Deferred income taxes	233,360	249,961
Reserve for income taxes	19,450	15,866
Non-current accrued income taxes	18,337	33,008
Other liabilities	—	1,905
Total liabilities	501,301	519,746

Commitments and contingencies (Note 10)
Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2023 and 2022, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2023 and 2022, respectively; issued and outstanding: 172,142 and 172,631 shares in 2023 and 2022, respectively	344	345
Additional paid-in capital	1,023,960	979,167
Retained earnings	534,337	528,179
Accumulated other comprehensive loss, net of tax	(70,043)	(69,297)
Total shareholders’ equity	1,488,598	1,438,394
Total liabilities and shareholders' equity	$1,989,899	$1,958,140

Contacts

Nathan McCurren
Head of Investor Relations
Cognex Corporation
ir@cognex.com